Exhibit 99.1

Real Goods Solar Reports Third Quarter 2011 Results

Boulder, CO, November 2, 2011 – Real Goods Solar, Inc. (NASDAQ: RSOL), a leading residential and commercial solar energy EPC provider, today announced results for its third quarter ended September 30, 2011.

Net revenue for the third quarter of 2011 increased 28.3% to $31.6 million from $24.6 million recorded in the same period last year. The revenue growth was attributable to the acquisition of Earth Friendly Energy Group Holdings, LLC d/b/a Alteris Renewables, Inc. (“Alteris”).

Gross profit increased to $7.9 million, or 24.9% of net revenue, for the third quarter of 2011 from $6.2 million, or 25.3% of net revenue, in the same period last year. The decrease in gross profit percentage reflects a lower average gross margin on our commercial projects for the third quarter of 2011. Our average gross margin in residential showed a moderate increase in the third quarter of 2011 as compared to the same period last year.

Operating expenses increased $3.1 million to $8.1 million for the third quarter of 2011 from $5.0 million for the same period last year. This increase is attributable to the consolidation of Alteris.

Acquisition-transactional costs of $0.4 million are attributable to the merger with Alteris.

Operating loss for the third quarter of 2011, excluding acquisition-transactional costs, was $0.3 million compared to operating income of $1.2 million for the same period last year. EBITDA was $0.3 million for the third quarter.

Including the impact of $0.4 million of acquisition-transactional costs, net loss for the third quarter of 2011 was $0.5 million, or $0.02 per share, as compared to net income of $0.7 million, or $0.04 per share, for the same period last year.

For the nine months ended September 30, 2011, revenue grew to $69.0 million, a 20.7% increase from $57.2 million in the same period last year. Operating loss for the nine month period, excluding acquisition-transactional costs of $2.4 million, was $0.1 million compared to operating income of $1.6 million in the same period last year. Including the impact of the acquisition-transactional costs, net loss for the nine month period was $2.0 million, or $0.09 per share, compared to net income of $1.0 million, or $0.05 per share, in the same period last year.

“We look forward to establishing Real Goods Solar as a national player through the merger with Alteris,” commented Bill Yearsley, Chief Executive Officer. “We have already begun to integrate the two businesses, driving the benefits of our combined scale. While Real Goods Solar recorded another quarter of positive net income, Alteris did experience a loss in the third quarter. We are working quickly to drive strong profitability on a combined basis and to see the benefits of being a unified national player.”

“While the financial results of Real Goods Solar and Alteris were combined for the third quarter, they continued to operate as separate businesses,” said Erik Zech, Chief Financial Officer. “We are now investing in strategic personnel and updated systems while implementing new processes to bring the aligned businesses together onto common platforms and take advantage of our increased scale. Some of these immediate changes will include branding and the centralization of certain functions to our headquarters in Colorado.”

The closing of the previously announced merger with Alteris is anticipated to take place in November. Real Goods Solar expects to issue 8.7 million unregistered shares of its Class A common stock to Alteris equity holders for 100% of Alteris’ outstanding equity. For accounting purposes, Alteris’ financial results were consolidated with Real Goods Solar’s beginning June 22, 2011.

Real Goods Solar will host a conference call tomorrow, November 3, 2011, at 8:30 a.m. PDT (11:30 a.m. EDT) to review the third quarter results.

Dial-in No.: 877-941-2069 (domestic) or 480-629-9713 (international)

Passcode: Real Goods

A replay of the call will begin approximately two hours after the end of the call and will continue until midnight EST on November 17, 2011.

Replay number: 877-870-5176 (domestic) or 858-384-5517 (international)

Pin:                     4484957

About Real Goods Solar, Inc.

Real Goods Solar, Inc. is a leading residential and commercial solar energy EPC provider, having installed over 11,000 solar systems. Real Goods Solar offers turnkey solar energy services and has 33 years of experience in solar energy, beginning with the sale in 1978 of the first solar photovoltaic, or PV, panels in the United States. With 15 offices in California, Colorado and the Northeast, Real Goods Solar is one of the largest residential solar installers in the country. For more information about Real Goods Solar, please visit www.realgoodssolar.com, or call (888) 507-2561.

This press release includes forward-looking statements relating to matters that are not historical facts. Forward-looking statements may be identified by the use of words such as “expect,” “intend,” “believe,” “will,” “should” or comparable terminology or by discussions of strategy. While Real Goods Solar believes its assumptions and expectations underlying forward-looking statements are reasonable, there can be no assurance that actual results will not be materially different. Risks and uncertainties that could cause materially different results include, among others, introduction of new products and services, completion and integration of acquisitions, the possibility of negative economic conditions, and other risks and uncertainties included in Real Goods Solar’s filings with the Securities and Exchange Commission. Real Goods Solar assumes no duty to update any forward-looking statements.

Contact:	Erik Zech
Chief Financial Officer
415-295-4952
erik.zech@realgoods.com

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Three Months Ended September 30, 2011		Three Months Ended September 30, 2010
Net revenue	$31,586	100.0%	$24,626	100.0%
Cost of goods sold	23,733	75.1%	18,407	74.7%

Gross profit	7,853	24.9%	6,219	25.3%
Operating expenses	8,105	25.7%	5,044	20.5%
Acquisition-related costs	383	1.2%	—	0.0%

Income (loss) from operations	(635)	-2.0%	1,175	4.8%
Interest and other income (expense)	(104)	-0.3%	2	0.0%

Income (loss) before income taxes	(739)	-2.3%	1,177	4.8%
Income tax expense (benefit)	(261)	-0.8%	473	1.9%

Net income (loss) attributable to Real Goods Solar, Inc.	$(478)	-1.5%	$704	2.9%

Weighted-average shares outstanding:
Basic	26,655		18,305
Diluted	26,655		18,305
Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.02)		$0.04
Diluted	$(0.02)		$0.04

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited)

(In thousands, except per share data)

	Nine Months Ended September 30, 2011		Nine Months Ended September 30, 2010
Net revenue	$68,965	100.0%	$57,162	100.0%
Cost of goods sold	50,723	73.5%	41,874	73.3%

Gross profit	18,242	26.5%	15,288	26.7%
Operating expenses	18,292	26.5%	13,663	23.9%
Acquisition-related costs	2,393	3.5%	—	0.0%

Income (loss) from operations	(2,443)	-3.5%	1,625	2.8%
Interest and other income (expense)	(111)	-0.2%	5	0.0%

Income (loss) before income taxes	(2,554)	-3.7%	1,630	2.8%
Income tax expense (benefit)	(538)	-0.8%	641	1.1%

Net income (loss) attributable to Real Goods Solar, Inc.	$(2,016)	-2.9%	$989	1.7%

Weighted-average shares outstanding:
Basic	22,534		18,298
Diluted	22,534		18,373
Net income (loss) per share attributable to Real Goods Solar, Inc. common shareholders:
Basic	$(0.09)		$0.05
Diluted	$(0.09)		$0.05

REAL GOODS SOLAR, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS

(Unaudited)

(In thousands)

	September 30, 2011	December 31, 2010
Assets
Current assets:
Cash	$12,627	$11,123
Restricted cash	214	—
Accounts receivable, net	19,526	19,259
Costs in excess of billings on uncompleted contracts	3,231	—
Inventory, net	11,255	6,394
Deferred costs on uncompleted contracts	1,312	215
Receivable and deferred tax assets	1,615	1,861
Other current assets	1,797	736

Total current assets	51,577	39,588
Property and equipment, net	6,476	5,401
Deferred tax assets	8,101	1,744
Goodwill	20,029	732
Other intangibles, net	490	—
Other assets	46	498

Total assets	$86,719	$47,963

Liabilities and shareholders’ equity
Current liabilities:
Line of credit	$1,077	$—
Accounts payable	22,305	10,000
Accrued liabilities	3,520	2,630
Billings in excess of costs on uncompleted contracts	1,057	—
Debt	2,472	—
Payable to Gaiam	2,538	2,865
Deferred revenue and other current liabilities	2,878	534

Total current liabilities	35,847	16,029
Total shareholders’ equity	50,872	31,934

Total liabilities and shareholders’ equity	$86,719	$47,963

Non-GAAP Financial Measures

We have utilized the non-GAAP information set forth below as an additional device to aid in understanding and analyzing our financial results for the three months ended September 30, 2011. We believe that these non-GAAP measures will allow for a better evaluation of the operating performance of our business and facilitate meaningful comparison of the results in the current period to those in prior periods and future periods. Reference to these non-GAAP measures should not be considered a substitute for results that are presented in a manner consistent with GAAP.

Reconciliations of our three months ended September 30, 2011 GAAP income from operations to our non-GAAP earnings before interest, taxes, depreciation, amortization, share-based compensation, and acquisition-related costs are set forth below (unaudited, in thousands):

For the Three Months Ended September 30, 2011
Income from operations	$(635)
Exclusion of depreciation and amortization	359
Exclusion of share-based compensation	170
Exclusion of acquisition-related costs	383

Non-GAAP EBITDA	$277